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                                                                    EXHIBIT 12.1

                           EL PASO ENERGY CORPORATION

                     RATIO OF EARNINGS TO FIXED CHARGES AND
                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
              PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS


                                                     FOR THE
                                                    SIX MONTHS
                                                      ENDED                        YEAR ENDED DECEMBER 31,
                                                     JUNE 30,        ----------------------------------------------------
                                                       1998           1997       1996       1995       1994        1993
                                                    ----------       ------     ------     ------     -------     -------
                                                                             (DOLLARS IN MILLIONS)
     Earnings
       Income from continuing operations .......... $      113       $  186     $   38     $   85     $    90     $    92
       Income taxes ...............................         62          129         25         48          58          59
       Minority interest ..........................         12           25          2          0           0           0
                                                    ----------       ------     ------     ------     -------     -------
       Income from continuing operations
            before income taxes and minority
            interest ..............................        187          340         65        133        148          151
       Interest and debt expense ..................        119          218        100         85         76           71
       Interest component of rentals ..............          5            7          5          3           3           3
       Distributions in excess of earnings on
           equity investments (undistributed
           earnings on equity investments) ........        (13)           0          0          0          0            0
                                                    ----------       ------     ------     ------     -------     -------
              Total earnings available for
                 fixed charges  ................... $      298       $  565     $  170     $  221     $   227     $   225
                                                    ==========       ======     ======     ======     ======      =======

     Fixed Charges (a)
       Interest and debt expense ..................        120          218        100         85         76           71
       Interest components of rentals .............          5            7          5          3           3           3
                                                    ----------       ------     ------     ------     -------     -------
       Fixed charges excluding preferred stock
          dividend requirement ....................        125          225        105         88         79           74
       Preferred stock dividend requirements ......         18           25          2          0           0           0
                                                    ----------       ------     ------     ------     -------     -------
              Total fixed charges ................. $      143       $  250     $  107     $   88     $   79      $    74
                                                    ==========       ======     ======     ======     ======      =======

     Ratio of Earnings to Fixed Charges (a) .......       2.08         2.26       1.59       2.51       2.87         3.04

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(a)  The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since El Paso Energy has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

     For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor and pre-tax preferred stock dividend requirements of majority-owned subsidiaries; and (ii) "earnings" represent the aggregate of income from continuing operations before income taxes, interest expense (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor, and the actual amount of any preferred stock dividend requirements of majority owned subsidiaries, adjusted to reflect actual distributions from equity investments.